Exhibit 99.1
FOR IMMEDIATE RELEASE

Red River Bancshares, Inc. Reports Second Quarter 2023 Financial Results
ALEXANDRIA, Louisiana, July 28, 2023 (GLOBE NEWSWIRE) -- Red River Bancshares, Inc. (the “Company”) (Nasdaq: RRBI), the holding company for Red River Bank (the “Bank”), announced today its unaudited financial results for the second quarter of 2023.
Net income for the second quarter of 2023 was $9.0 million, or $1.25 per diluted common share (“EPS”), a decrease of $630,000, or 6.6%, compared to $9.6 million, or $1.33 EPS, for the first quarter of 2023. For the second quarter of 2023, the quarterly return on assets was 1.20%, and the quarterly return on equity was 12.78%.
Net income for the six months ended June 30, 2023, was $18.6 million, or $2.58 EPS, an increase of $2.0 million, or 12.3%, compared to $16.5 million, or $2.30 EPS, for the six months ended June 30, 2022. For the six months ended June 30, 2023, the return on assets was 1.24%, and the return on equity was 13.54%.
Second Quarter 2023 Performance and Operational Highlights
In the second quarter of 2023, the Company had a fairly consistent balance sheet, increased capital ratios, steady liquidity, and reduced earnings. Net interest income, net interest margin, and net income decreased as a result of higher interest expense on deposits. Activity in the stock repurchase program was higher than in the prior quarter.
•As of June 30, 2023, assets were $3.03 billion, consistent with March 31, 2023. Total assets were impacted by a $67.2 million decrease in deposits, offset by $60.0 million of new Federal Home Loan Bank (“FHLB”) advances.
•Deposits totaled $2.66 billion as of June 30, 2023, a decrease of $67.2 million, or 2.5%, compared to $2.73 billion as of March 31, 2023. During the second quarter of 2023, in addition to the slight decrease in total deposits, there was also a shift of balances between deposit categories due to customers moving funds from lower yielding categories to higher yielding categories.
•As of June 30, 2023, loans held for investment (“HFI”) were $1.95 billion, an increase of $25.8 million, or 1.3%, compared to $1.92 billion as of March 31, 2023. During the second quarter of 2023, new loan originations were partially offset by loan payments and paydowns.
•As of June 30, 2023, total securities were $739.0 million compared to $765.2 million as of March 31, 2023. Securities decreased $26.2 million primarily due to maturities and principal repayments exceeding purchases.
•In the second quarter of 2023, the Company maintained an average of $182.0 million of liquid assets, which are cash and cash equivalents. The liquid assets to assets ratio was 7.34% as of June 30, 2023.
•In the second quarter of 2023, the Bank recorded $60.0 million in borrowings from the FHLB.
•Net income for the second quarter of 2023 was $9.0 million, which was $630,000, or 6.6%, lower than the prior quarter mainly due to higher interest expense on deposits. Net income benefited from a $1.2 million, or 666.7%, increase in Small Business Investment Company (“SBIC”) income between the second quarter of 2023 and the prior quarter.
•Net interest income and net interest margin fully tax equivalent (“FTE”) decreased in the second quarter of 2023 compared to the prior quarter. Net interest income was $21.5 million for the second quarter of 2023 compared to $22.9 million for the prior quarter. Net interest margin FTE was 2.96% for the second quarter of 2023 compared to 3.13% for the prior quarter. These decreases were mainly due to the higher interest rate environment resulting in intensified deposit rate pressure and higher deposit costs.
•The current expected credit loss (“CECL”) methodology became effective for the Bank on January 1, 2023. No provision expense was recorded in the first quarter of 2023. Provision expense for the second quarter of 2023 was $300,000.
•As of June 30, 2023, nonperforming assets (“NPA(s)”) were $2.0 million, or 0.07% of assets, and the allowance for credit losses (“ACL”) was $21.1 million, or 1.08% of loans HFI.
•Capital ratios increased in the second quarter of 2023. The June 30, 2023 leverage ratio was 11.48% and the equity to assets ratio was 9.36%.
•We paid a quarterly cash dividend of $0.08 per common share in the second quarter of 2023.
•The 2023 stock repurchase program authorizes us to purchase up to $5.0 million of our outstanding shares of common stock from January 1, 2023 through December 31, 2023. In the second quarter of 2023, we repurchased 11,894 shares of our common stock at an aggregate cost of $601,000.
•Recently, S&P Market Intelligence ranked the Bank 45th of the top 50 best-performing community banks in 2022 with assets between $3.0 and $10.0 billion.
Blake Chatelain, President and Chief Executive Officer stated, “We are pleased to report steady financial results for the second quarter of 2023. These include consistent assets, higher capital ratios, solid liquidity, and good earnings.

“The interest rate environment continued to be challenging as we navigated significant deposit rate competition, higher deposit costs, and reduced net interest income and net income compared to the prior quarter. Earning asset yields improved; however, we anticipate continued deposit rate pressure and net interest margin challenges.
“Economic uncertainty and higher interest rates continued to dampen loan demand; however, active calling efforts by our lenders and new market expansion generated loan growth. Our loans HFI increased by $25.8 million, or 1.3%, during the second quarter of 2023. Deposits contracted slightly, primarily due to changes to public entity balances and customers making income tax payments and moving their funds to outside products. Overall, our liquidity position remained strong with minimal borrowings.
“Economies have cycles with periods of expansion and contraction. The current cycle is unique as the economy recovers from the COVID-19 pandemic, combined with record levels of government fiscal stimulus and the rapid, and significant, increase in interest rates. We believe that this environment requires prudent, conservative banking principles and continued focus on customer oriented, relationship banking services. We remain cautiously optimistic about the future economic environment and believe we are well positioned for any potential headwinds.
“We were very pleased to be selected as a Top 50 Community Bank in 2022 by S&P Market Intelligence. Our 45th ranking is an honor and a reflection of our financial performance and strength.”
Liquidity
As of June 30, 2023, we had sufficient liquid assets available and $1.27 billion in available borrowing capacity.
Cash and cash equivalents were $222.1 million as of June 30, 2023, and averaged $182.0 million for the second quarter of 2023. The liquid assets to assets ratio was 7.34% as of June 30, 2023.
Our securities available-for-sale (“AFS”) portfolio is an alternative source for meeting liquidity needs. Securities AFS generate cash flow through principal repayments, calls, and maturities, and can be sold or used as collateral in borrowings. As of June 30, 2023, securities AFS totaled $588.5 million. We project receipt of approximately $100.0 million of principal repayments through December 31, 2023. Certain investments within our securities AFS portfolio are also used to secure public entity deposits, which impacts their liquidity. As of June 30, 2023, $189.4 million, or 32.2% of the securities AFS portfolio, were pledged to secure public entity deposits.
In addition, FHLB advances may be used to meet the Bank’s liquidity needs. We currently are classified as having “blanket lien collateral status,” which means that advances can be executed at any time without further collateral requirements. In the second quarter of 2023, we recorded $60.0 million in short-term advances from the FHLB. This borrowing was a result of the uncertainty regarding deposit activity and the decision to bolster liquidity while also testing our borrowing lines. As of June 30, 2023, our borrowing capacity from the FHLB was $830.7 million, net of $60.0 million in advances and $10.9 million of letters of credit from the FHLB used as collateral for our public entity deposits. The $60.0 million advance matured in July 2023.
Other sources available for meeting liquidity needs include federal funds lines, repurchase agreements, and other lines of credit. We maintain four federal funds lines of credit with commercial banks, which allow us to borrow up to $95.0 million in federal funds at a rate determined by the applicable commercial bank at the time of borrowing. We also maintain an additional $6.0 million revolving line of credit at one of our correspondent banks. As of June 30, 2023, we had total borrowing capacity of $101.0 million through these combined funding sources.
The Bank can participate in the Federal Reserve Board’s Bank Term Funding Program (”BTFP”) as an additional liquidity source. If needed, the BTFP gives us the option to use eligible securities as collateral for a loan of up to one year from the Federal Reserve. As of June 30, 2023, our eligible securities totaled approximately $336.7 million.
Net Interest Income and Net Interest Margin FTE
Net interest income and net interest margin FTE for the second quarter of 2023 continued to be negatively impacted by heightened deposit rate pressures in the banking industry. The Federal Open Market Committee (“FOMC”) increased the federal funds rate by 50 basis points (“bp(s)”) in the first quarter and by 25 bps in the second quarter. These increases were in addition to the 425 bp increases in 2022.
Net interest income for the second quarter of 2023 was $21.5 million, which was $1.4 million, or 6.1%, lower than the first quarter of 2023, due to a $2.1 million increase in interest expense, partially offset by a $739,000 increase in interest and dividend income. The increase in interest expense was due to increased deposit rates combined with larger balances in higher cost deposit accounts. In responding to deposit rate competition, we increased the rates on time deposits and certain interest-bearing transaction deposits. The cost of deposits increased 32 bps to 1.03% for the second quarter of 2023 from 0.71% for the prior quarter. The increase in interest and dividend income was primarily due to an increase in income on loans, partially offset by a decrease in interest income on short-term liquid assets. Loan income increased $1.1 million due to higher rates on new, renewed, and floating rate loans. The rate on these loans was 7.09% for the second quarter of 2023 compared to 6.68% for the prior quarter. Income on short-term liquid assets decreased $451,000 due to a decrease in these balances during the second quarter.
The net interest margin FTE decreased 17 bps to 2.96% for the second quarter of 2023, compared to 3.13% for the prior quarter. This decrease was driven primarily by higher deposit rates as a result of the deposit rate pressures. As we increased rates on several of our deposit products, we continued to experience a change in the deposit mix due to customers moving deposits from lower yielding accounts to higher yielding accounts. The rate on time deposits increased 71 bps, and the rate on interest-bearing transaction deposits increased by 37 bps. The shift in deposit mix, combined with the increase in rates on these accounts, increased the total cost of deposits by 32 bps. The higher cost of deposits was partially offset by a 14 bp increase in the yield on loans and a 49 bp increase in the yield on short-term liquid assets, which were driven by the higher interest rate environment.
The FOMC raised the federal funds rate by 25 bps at its July 2023 meeting. The current expectation is that it will keep the rate consistent through December 2023. For the remainder of 2023, we anticipate receiving approximately $100.0 million in cash flows from our securities portfolio that should be redeployed into higher yielding assets and should benefit both net interest income and net interest margin FTE. We continue to experience additional pressure on deposit interest rates due to the higher interest rate environment and competition for deposits. As of June 30, 2023, floating rate loans were 13.3% of loans HFI, and floating rate transaction deposits were 3.9% of interest-bearing transaction deposits. Depending on balance sheet activity, movement in interest rates, deposit rate pressure, and deposit mix shift, we expect the net interest margin FTE to remain fairly consistent for the remainder of 2023.
Provision for Credit Losses
The provision for credit losses for the second quarter of 2023 was $300,000. No provision expense was recorded in the first quarter of 2023 under the new CECL methodology. The provision in the second quarter was due to potential economic challenges resulting from the current inflationary environment, changing monetary policy, and loan growth. We will continue to evaluate future provision needs in relation to current economic situations, loan growth, trends in asset quality, forecasted information, and other conditions influencing loss expectations.
Noninterest Income
Noninterest income totaled $6.0 million for the second quarter of 2023, an increase of $1.7 million, or 38.4%, compared to $4.3 million for the previous quarter. The increase was mainly due to higher SBIC, mortgage, and brokerage income.
SBIC income for the second quarter of 2023 was $1.4 million, an increase of $1.2 million, or 666.7%, from the prior quarter primarily due to the sale of an investment by the SBIC. We expect this income to be lower in future quarters.
Mortgage loan income for the second quarter of 2023 was $645,000, an increase of $370,000, or 134.5%, compared to $275,000 for the first quarter of 2023. This increase was mainly driven by improved purchase activity as consumers adjusted to the higher interest rate environment.
Brokerage income increased $116,000, or 14.4%, to $923,000 for the second quarter of 2023, compared to $807,000 for the first quarter of 2023. The higher income in the second quarter was largely due to investing activities of new and existing clients. Assets under management were $997.3 million as of June 30, 2023.
Operating Expenses
Operating expenses for the second quarter of 2023 totaled $16.1 million, an increase of $644,000, or 4.2%, compared to $15.5 million for the previous quarter. This increase was mainly due to higher personnel expenses and data processing expense, partially offset by lower occupancy and equipment expenses and technology expenses.
Personnel expenses totaled $9.5 million for the second quarter of 2023, an increase of $547,000, or 6.1%, from the previous quarter. This increase was primarily due to annual merit raises effective April 2023, higher personnel health insurance expenses, and higher commission compensation. As of June 30, 2023 and March 31, 2023, we had 353 and 352 total employees, respectively.
Data processing expense totaled $638,000 for the second quarter of 2023, an increase of $238,000, or 59.5%, from the previous quarter. This increase was primarily attributable to receipt of a $252,000 periodic refund from our data processing center in the first quarter of 2023.
Occupancy and equipment expenses totaled $1.6 million for the second quarter of 2023, a decrease of $163,000, or 9.5%, from the previous quarter. This decrease was primarily attributable to $161,000 of nonrecurring expenses related to opening our new operations center building in the first quarter of 2023 compared to $28,000 of nonrecurring expenses related to the expansion of a banking center in the Southwest market in the second quarter of 2023.
Technology expenses totaled $642,000 for the second quarter of 2023, a decrease of $106,000, or 14.2%, from the previous quarter. This decrease was mainly due to the renegotiation of a contract with a technology vendor, which resulted in lower expenses effective in the second quarter of 2023.
Asset Overview
As of June 30, 2023, assets were $3.03 billion, consistent with assets as of March 31, 2023. In the second quarter, assets were impacted by a $67.2 million, or 2.5%, decrease in deposits offset by $60.0 million of new short-term borrowings from the FHLB. During the second quarter of 2023, liquid assets decreased $7.1 million, or 3.1%, to $222.1 million and were 7.34% of assets as of June 30, 2023. Total securities decreased $26.2 million, or 3.4%, to $739.0 million in the second quarter and were 24.4% of assets as of June 30, 2023. As of June 30, 2023, loans HFI were $1.95 billion, an increase of $25.8 million, or 1.3%, compared to the prior quarter. The loans HFI to deposits ratio was 73.10% as of June 30, 2023, compared to 70.36% as of March 31, 2023.

Securities
Total securities as of June 30, 2023, were $739.0 million, a decrease of $26.2 million, or 3.4%, from March 31, 2023. Securities decreased primarily due to maturities and principal repayments exceeding purchases.
The estimated fair value of securities AFS totaled $588.5 million, net of $73.0 million of unrealized loss as of June 30, 2023, compared to $611.8 million, net of $71.2 million of unrealized loss as of March 31, 2023. As of June 30, 2023, the amortized cost of securities held-to-maturity (“HTM”) totaled $146.6 million compared to $149.4 million as of March 31, 2023. As of June 30, 2023, securities HTM had an unrealized loss of $22.1 million compared to $19.9 million as of March 31, 2023.
As of June 30, 2023, equity securities, which is an investment in a CRA mutual fund consisting primarily of bonds, totaled $3.9 million compared to $4.0 million as of March 31, 2023.
Loans
Loans HFI as of June 30, 2023, totaled $1.95 billion, an increase of $25.8 million, or 1.3%, from March 31, 2023. In the second quarter of 2023, new loan originations were partially offset by payments and paydowns.

Loans HFI by Category
	June 30, 2023		March 31, 2023
(dollars in thousands)	Amount	Percent	Amount	Percent
Real estate:
Commercial real estate	$819,260	42.1%	$805,160	41.9%
One-to-four family residential	565,725	29.1%	550,542	28.7%
Construction and development	138,450	7.1%	145,967	7.6%
Commercial and industrial	320,257	16.4%	315,738	16.4%
SBA PPP, net of deferred income	13	—%	14	—%
Tax-exempt	75,697	3.9%	76,825	4.0%
Consumer	28,229	1.4%	27,604	1.4%
Total loans HFI	$1,947,631	100.0%	$1,921,850	100.0%
Health care loans are our largest industry concentration and are made up of a diversified portfolio of health care providers. As of June 30, 2023, total health care loans were 8.2% of loans HFI. Within the health care sector, loans to physician and dental practices were 4.1% of loans HFI, and loans to nursing and residential care facilities were 4.0% of loans HFI. The average health care loan size was $338,000 as of June 30, 2023.
On March 5, 2021, it was announced that certain U.S. Dollar London Interbank Offered Rate (“LIBOR”) rates would cease to be published after June 30, 2023. As of June 30, 2023, 1.2% of our loans HFI were LIBOR-based with a setting that expired June 30, 2023. Alternative rate language was present in each credit agreement with a LIBOR-based rate. Effective July 1, 2023, these loans were converted to the alternative reference rate.
Asset Quality and Allowance for Credit Losses
NPAs totaled $2.0 million as of June 30, 2023, down $403,000, or 16.9%, from March 31, 2023, primarily due to payments on nonaccrual loans. The ratio of NPAs to assets was 0.07% as of June 30, 2023, and 0.08% as of March 31, 2023.
Effective January 1, 2023, the Company adopted the CECL methodology for estimating credit losses. In the first quarter of 2023, CECL resulted in a $278,000 increase to the ACL and established a $442,000 reserve for unfunded commitments, yielding a combined 3.5% increase to the December 31, 2022 allowance for loan losses. This one-time cumulative adjustment resulted in a $569,000, net of tax, decrease to stockholders’ equity.
As of June 30, 2023, the ACL was $21.1 million, and the ratio of ACL to loans HFI was 1.08%. As of March 31, 2023, the ratio of ACL to loans HFI was 1.09%. The net charge-offs to average loans ratio was 0.00% for the second and first quarters of 2023.

Deposits
As of June 30, 2023, deposits were $2.66 billion, a decrease of $67.2 million, or 2.5%, compared to March 31, 2023. Average deposits for the second quarter of 2023 were $2.69 billion, a decrease of $66.5 million, or 2.4%, from the prior quarter. The following tables provide details on our deposit portfolio:

Deposits by Account Type
	June 30, 2023		March 31, 2023		Change from March 31, 2023 to June 30, 2023
(dollars in thousands)	Balance	% of Total	Balance	% of Total	$ Change	% Change
Noninterest-bearing demand deposits	$989,509	37.1%	$1,060,042	38.8%	$(70,533)	(6.7)%
Interest-bearing deposits:
Interest-bearing demand deposits	94,058	3.5%	97,196	3.5%	(3,138)	(3.2)%
NOW accounts	384,676	14.5%	440,224	16.1%	(55,548)	(12.6)%
Money market accounts	537,890	20.2%	542,573	19.9%	(4,683)	(0.9)%
Savings accounts	179,053	6.7%	190,119	7.0%	(11,066)	(5.8)%
Time deposits less than or equal to $250,000	328,870	12.4%	278,937	10.2%	49,933	17.9%
Time deposits greater than $250,000	150,127	5.6%	122,294	4.5%	27,833	22.8%
Total interest-bearing deposits	1,674,674	62.9%	1,671,343	61.2%	3,331	0.2%
Total deposits	$2,664,183	100.0%	$2,731,385	100.0%	$(67,202)	(2.5)%

Deposits by Customer Type
	June 30, 2023		March 31, 2023		Change from March 31, 2023 to June 30, 2023
(dollars in thousands)	Balance	% of Total	Balance	% of Total	$ Change	% Change
Consumer	$1,296,827	48.7%	$1,313,245	48.1%	$(16,418)	(1.3)%
Commercial	1,196,156	44.9%	1,203,490	44.0%	(7,334)	(0.6)%
Public	171,200	6.4%	214,650	7.9%	(43,450)	(20.2)%
Total deposits	$2,664,183	100.0%	$2,731,385	100.0%	$(67,202)	(2.5)%
Deposits decreased in the second quarter of 2023 as a result of the changing interest rate environment impacting customer deposit movement and activity, combined with normal tax payments. Also during the second quarter of 2023, there was a deposit mix shift between deposit categories as customers moved funds from lower yielding categories to higher yielding categories.
The Bank has a granular, diverse deposit portfolio with customers in a variety of industries throughout Louisiana. As of June 30, 2023, the average deposit account size was approximately $27,000.
In 2022, we implemented the IntraFi Network Insured Cash Sweep (“ICS”) and related reciprocal balance programs for qualified commercial customers. The ICS program provides our customers a demand deposit sweep account that has a competitive interest rate as well as full Federal Deposit Insurance Corporation (“FDIC”) insurance coverage. As of June 30, 2023, we had $96.0 million swept off our balance sheet. The related reciprocal program brings deposit balances back on to our balance sheet as interest-bearing demand deposit accounts. As of June 30, 2023, we had $94.1 million of interest-bearing demand deposit accounts.
As of June 30, 2023, our estimated uninsured deposits, which are the portion of deposit accounts that exceed the FDIC insurance limit (currently $250,000), were approximately $805.0 million, or 30.2% of total deposits. This amount was estimated based on the same methodologies and assumptions used for regulatory reporting purposes. Also, as of June 30, 2023, our estimated uninsured deposits, excluding collateralized public entity deposits, were approximately $672.6 million, or 25.2% of total deposits. Our cash and cash equivalents of $222.1 million combined with our available borrowing capacity of $1.27 billion equaled 185.4% of our estimated uninsured deposits and 221.9% of our estimated uninsured deposits, excluding collateralized public entity deposits.
Stockholders’ Equity
Total stockholders’ equity as of June 30, 2023, was $283.4 million compared to $276.6 million as of March 31, 2023. The $6.7 million, or 2.4%, increase in stockholders’ equity was attributable to $9.0 million of net income for the three months ended June 30, 2023, and $91,000 of stock compensation, partially offset by a $1.2 million, net of tax, increase to accumulated other comprehensive loss related to securities, the repurchase of 11,894 shares of common stock for $601,000, and $574,000 in cash dividends. We paid a quarterly cash dividend of $0.08 per share on June 23, 2023.

Non-GAAP Disclosure
Our accounting and reporting policies conform to United States generally accepted accounting principles (“GAAP”) and the prevailing practices in the banking industry. Certain financial measures used by management to evaluate our operating performance are discussed as supplemental non-GAAP performance measures. In accordance with the SEC’s rules, we classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the U.S.
Management and the board of directors review tangible book value per share, tangible common equity to tangible assets, and realized book value per share as part of managing operating performance. However, these non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures that are discussed may differ from that of other companies’ reporting measures with similar names. It is important to understand how such other banking organizations calculate and name their financial measures similar to the non-GAAP financial measures discussed by us when comparing such non-GAAP financial measures.
A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included within the following financial statement tables.
About Red River Bancshares, Inc.
Red River Bancshares, Inc. is the bank holding company for Red River Bank, a Louisiana state-chartered bank established in 1999 that provides a fully integrated suite of banking products and services tailored to the needs of commercial and retail customers. Red River Bank operates from a network of 27 banking centers throughout Louisiana and one combined loan and deposit production office in New Orleans, Louisiana. Banking centers are located in the following Louisiana markets: Central, which includes the Alexandria metropolitan statistical area (“MSA”); Northwest, which includes the Shreveport-Bossier City MSA; Capital, which includes the Baton Rouge MSA; Southwest, which includes the Lake Charles MSA; the Northshore, which includes Covington; Acadiana, which includes the Lafayette MSA; and New Orleans.
Forward-Looking Statements
Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause us to make changes to our future plans. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in the section titled “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q, and in other documents that we file with the SEC from time to time. In addition, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. All forward-looking statements, express or implied, included in this news release are qualified in their entirety by this cautionary statement.
Contact:
Isabel V. Carriere, CPA, CGMA
Executive Vice President and Chief Financial Officer
318-561-4023
icarriere@redriverbank.net

FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of and for the Three Months Ended			As of and for the Six Months Ended
(Dollars in thousands, except per share data)	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Net Income	$8,968	$9,598	$9,147	$18,566	$16,539

Per Common Share Data:
Earnings per share, basic	$1.25	$1.34	$1.27	$2.59	$2.30
Earnings per share, diluted	$1.25	$1.33	$1.27	$2.58	$2.30
Book value per share	$39.49	$38.54	$35.34	$39.49	$35.34
Tangible book value per share(1)	$39.28	$38.33	$35.12	$39.28	$35.12
Realized book value per share(1)	$49.21	$48.09	$44.23	$49.21	$44.23
Cash dividends per share	$0.08	$0.08	$0.07	$0.16	$0.14
Shares outstanding	7,175,056	7,177,650	7,176,365	7,175,056	7,176,365
Weighted average shares outstanding, basic	7,177,621	7,182,782	7,176,365	7,180,187	7,177,986
Weighted average shares outstanding, diluted	7,194,634	7,196,354	7,196,643	7,197,412	7,198,624

Summary Performance Ratios:
Return on average assets	1.20%	1.28%	1.15%	1.24%	1.04%
Return on average equity	12.78%	14.33%	14.30%	13.54%	12.17%
Net interest margin	2.91%	3.07%	2.70%	2.99%	2.55%
Net interest margin FTE	2.96%	3.13%	2.75%	3.04%	2.61%
Efficiency ratio	58.63%	56.84%	55.64%	57.74%	58.07%
Loans HFI to deposits ratio	73.10%	70.36%	64.61%	73.10%	64.61%
Noninterest-bearing deposits to deposits ratio	37.14%	38.81%	41.46%	37.14%	41.46%
Noninterest income to average assets	0.81%	0.58%	0.61%	0.69%	0.58%
Operating expense to average assets	2.16%	2.06%	1.82%	2.11%	1.80%

Summary Credit Quality Ratios:
Nonperforming assets to assets	0.07%	0.08%	0.03%	0.07%	0.03%
Nonperforming loans to loans HFI	0.10%	0.12%	0.02%	0.10%	0.02%
Allowance for credit losses to loans HFI	1.08%	1.09%	1.05%	1.08%	1.05%
Net charge-offs to average loans	0.00%	0.00%	0.01%	0.01%	0.01%

Capital Ratios:
Stockholders’ equity to assets	9.36%	9.13%	8.13%	9.36%	8.13%
Tangible common equity to tangible assets(1)	9.31%	9.08%	8.08%	9.31%	8.08%
Total risk-based capital to risk-weighted assets	18.13%	17.89%	16.89%	18.13%	16.89%
Tier 1 risk-based capital to risk-weighted assets	17.09%	16.85%	15.92%	17.09%	15.92%
Common equity Tier 1 capital to risk-weighted assets	17.09%	16.85%	15.92%	17.09%	15.92%
Tier 1 risk-based capital to average assets	11.48%	11.02%	9.73%	11.48%	9.73%
(1)Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

RED RIVER BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
ASSETS
Cash and due from banks	$36,662	$34,491	$37,824	$39,465	$39,339
Interest-bearing deposits in other banks	185,409	194,727	240,568	261,608	317,061
Securities available-for-sale, at fair value	588,478	611,794	614,407	609,748	651,125
Securities held-to-maturity, at amortized cost	146,569	149,417	151,683	154,736	159,562
Equity securities, at fair value	3,946	4,010	9,979	—	—
Nonmarketable equity securities	4,330	3,506	3,478	3,460	3,452
Loans held for sale	4,586	2,046	518	1,536	4,524
Loans held for investment	1,947,631	1,921,850	1,916,267	1,879,669	1,841,585
Allowance for credit losses	(21,085)	(20,854)	(20,628)	(19,953)	(19,395)
Premises and equipment, net	55,566	55,065	54,383	52,820	52,172
Accrued interest receivable	8,239	8,397	8,830	7,782	7,356
Bank-owned life insurance	29,141	28,954	28,775	28,594	28,413
Intangible assets	1,546	1,546	1,546	1,546	1,546
Right-of-use assets	3,885	4,011	4,137	4,262	4,385
Other assets	32,291	31,622	30,919	34,405	29,988
Total Assets	$3,027,194	$3,030,582	$3,082,686	$3,059,678	$3,121,113

LIABILITIES
Noninterest-bearing deposits	$989,509	$1,060,042	$1,090,539	$1,172,157	$1,181,781
Interest-bearing deposits	1,674,674	1,671,343	1,708,397	1,624,337	1,668,414
Total Deposits	2,664,183	2,731,385	2,798,936	2,796,494	2,850,195
Other borrowed funds	60,000	—	—	—	—
Accrued interest payable	4,098	2,433	1,563	1,194	1,176
Lease liabilities	4,015	4,136	4,258	4,377	4,494
Accrued expenses and other liabilities	11,526	15,988	12,176	14,200	11,652
Total Liabilities	2,743,822	2,753,942	2,816,933	2,816,265	2,867,517
COMMITMENTS AND CONTINGENCIES	—	—	—	—	—
STOCKHOLDERS’ EQUITY
Preferred stock, no par value	—	—	—	—	—
Common stock, no par value	59,187	59,788	60,050	60,050	60,050
Additional paid-in capital	2,248	2,157	2,088	2,014	1,940
Retained earnings	291,630	283,236	274,781	265,093	255,410
Accumulated other comprehensive income (loss)	(69,693)	(68,541)	(71,166)	(83,744)	(63,804)
Total Stockholders’ Equity	283,372	276,640	265,753	243,413	253,596
Total Liabilities and Stockholders’ Equity	$3,027,194	$3,030,582	$3,082,686	$3,059,678	$3,121,113

RED RIVER BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	For the Three Months Ended			For the Six Months Ended
(in thousands)	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$22,851	$21,764	$18,032	$44,616	$34,802
Interest on securities	3,665	3,567	3,677	7,231	6,639
Interest on federal funds sold	251	635	116	886	141
Interest on deposits in other banks	1,671	1,738	671	3,409	922
Dividends on stock	33	28	2	61	3
Total Interest and Dividend Income	28,471	27,732	22,498	56,203	42,507
INTEREST EXPENSE
Interest on deposits	6,933	4,823	1,349	11,756	2,630
Interest on other borrowed funds	28	—	—	28	—
Total Interest Expense	6,961	4,823	1,349	11,784	2,630
Net Interest Income	21,510	22,909	21,149	44,419	39,877
Provision for credit losses	300	—	250	300	400
Net Interest Income After Provision for Credit Losses	21,210	22,909	20,899	44,119	39,477
NONINTEREST INCOME
Service charges on deposit accounts	1,435	1,393	1,410	2,828	2,718
Debit card income, net	924	934	1,056	1,858	1,992
Mortgage loan income	645	275	892	920	2,018
Brokerage income	923	807	890	1,730	1,666
Loan and deposit income	517	477	410	995	781
Bank-owned life insurance income	188	179	180	366	352
Gain (Loss) on equity securities	(64)	31	(82)	(32)	(447)
Gain (Loss) on sale and call of securities	—	—	(114)	—	(75)
SBIC income	1,380	180	151	1,559	171
Other income (loss)	59	64	67	123	86
Total Noninterest Income	6,007	4,340	4,860	10,347	9,262
OPERATING EXPENSES
Personnel expenses	9,547	9,000	8,574	18,547	17,026
Occupancy and equipment expenses	1,554	1,717	1,473	3,271	2,965
Technology expenses	642	748	695	1,390	1,466
Advertising	343	281	306	624	526
Other business development expenses	494	436	340	930	642
Data processing expense	638	400	564	1,038	880
Other taxes	693	686	647	1,378	1,283
Loan and deposit expenses	284	205	185	489	315
Legal and professional expenses	580	516	475	1,097	893
Regulatory assessment expenses	397	406	251	804	501
Other operating expenses	960	1,093	961	2,052	2,036
Total Operating Expenses	16,132	15,488	14,471	31,620	28,533
Income Before Income Tax Expense	11,085	11,761	11,288	22,846	20,206
Income tax expense	2,117	2,163	2,141	4,280	3,667
Net Income	$8,968	$9,598	$9,147	$18,566	$16,539

RED RIVER BANCSHARES, INC.
NET INTEREST INCOME AND NET INTEREST MARGIN (UNAUDITED)

	For the Three Months Ended
	June 30, 2023			March 31, 2023
(dollars in thousands)	Average Balance Outstanding	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance Outstanding	Interest Earned/ Interest Paid	Average Yield/ Rate
Assets
Interest-earning assets:
Loans(1,2)	$1,933,225	$22,851	4.68%	$1,918,336	$21,764	4.54%
Securities - taxable	630,103	2,628	1.67%	641,237	2,533	1.59%
Securities - tax-exempt	204,208	1,037	2.03%	205,512	1,034	2.01%
Federal funds sold	19,780	251	5.02%	55,411	635	4.58%
Interest-bearing deposits in other banks	131,361	1,671	5.04%	153,667	1,738	4.53%
Nonmarketable equity securities	3,533	33	3.72%	3,478	28	3.24%
Total interest-earning assets	2,922,210	$28,471	3.86%	2,977,641	$27,732	3.73%
Allowance for credit losses	(20,824)			(20,885)
Noninterest-earning assets	89,021			89,031
Total assets	$2,990,407			$3,045,787
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction deposits	$1,240,078	$4,013	1.30%	$1,326,547	$3,029	0.93%
Time deposits	433,112	2,920	2.70%	366,214	1,794	1.99%
Total interest-bearing deposits	1,673,190	6,933	1.66%	1,692,761	4,823	1.16%
Other borrowings	1,978	28	5.50%	1	—	5.08%
Total interest-bearing liabilities	1,675,168	$6,961	1.67%	1,692,762	$4,823	1.16%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	1,014,205			1,061,135
Accrued interest and other liabilities	19,612			20,219
Total noninterest-bearing liabilities	1,033,817			1,081,354
Stockholders’ equity	281,422			271,671
Total liabilities and stockholders’ equity	$2,990,407			$3,045,787
Net interest income		$21,510			$22,909
Net interest spread			2.19%			2.57%
Net interest margin			2.91%			3.07%
Net interest margin FTE(3)			2.96%			3.13%
Cost of deposits			1.03%			0.71%
Cost of funds			0.96%			0.66%
(1)Includes average outstanding balances of loans held for sale of $3.5 million and $1.3 million for the three months ended June 30, 2023 and March 31, 2023, respectively.
(2)Nonaccrual loans are included as loans carrying a zero yield.
(3)Net interest margin FTE includes an FTE adjustment using a 21.0% federal income tax rate on tax-exempt securities and tax-exempt loans.

RED RIVER BANCSHARES, INC.
NET INTEREST INCOME AND NET INTEREST MARGIN (UNAUDITED)

	For the Six Months Ended June 30,
	2023			2022
(dollars in thousands)	Average Balance Outstanding	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance Outstanding	Interest Earned/ Interest Paid	Average Yield/ Rate
Assets
Interest-earning assets:
Loans(1,2)	$1,925,821	$44,616	4.61%	$1,743,676	$34,802	3.97%
Securities - taxable	635,640	5,160	1.63%	624,081	4,494	1.44%
Securities - tax-exempt	204,856	2,071	2.02%	213,506	2,145	2.01%
Federal funds sold	37,497	886	4.70%	53,232	141	0.53%
Interest-bearing deposits in other banks	142,452	3,409	4.77%	469,784	922	0.39%
Nonmarketable equity securities	3,506	61	3.48%	3,450	3	0.16%
Total interest-earning assets	2,949,772	$56,203	3.79%	3,107,729	$42,507	2.72%
Allowance for credit losses	(20,854)			(19,249)
Noninterest-earning assets	89,026			111,905
Total assets	$3,017,944			$3,200,385
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction deposits	$1,283,073	$7,042	1.11%	$1,414,404	$1,002	0.14%
Time deposits	399,848	4,714	2.38%	330,491	1,628	0.99%
Total interest-bearing deposits	1,682,921	11,756	1.41%	1,744,895	2,630	0.30%
Other borrowings	995	28	5.50%	—	—	—%
Total interest-bearing liabilities	1,683,916	$11,784	1.41%	1,744,895	$2,630	0.30%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	1,037,540			1,164,375
Accrued interest and other liabilities	19,914			16,983
Total noninterest-bearing liabilities	1,057,454			1,181,358
Stockholders’ equity	276,574			274,132
Total liabilities and stockholders’ equity	$3,017,944			$3,200,385
Net interest income		$44,419			$39,877
Net interest spread			2.38%			2.42%
Net interest margin			2.99%			2.55%
Net interest margin FTE(3)			3.04%			2.61%
Cost of deposits			0.87%			0.18%
Cost of funds			0.81%			0.17%
(1)Includes average outstanding balances of loans held for sale of $2.4 million and $4.0 million for the six months ended June 30, 2023 and 2022, respectively.
(2)Nonaccrual loans are included as loans carrying a zero yield.
(3)Net interest margin FTE includes an FTE adjustment using a 21.0% federal income tax rate on tax-exempt securities and tax-exempt loans.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(dollars in thousands, except per share data)	June 30, 2023	March 31, 2023	June 30, 2022
Tangible common equity
Total stockholders’ equity	$283,372	$276,640	$253,596
Adjustments:
Intangible assets	(1,546)	(1,546)	(1,546)
Total tangible common equity (non-GAAP)	$281,826	$275,094	$252,050
Realized common equity
Total stockholders’ equity	$283,372	$276,640	$253,596
Adjustments:
Accumulated other comprehensive (income) loss	69,693	68,541	63,804
Total realized common equity (non-GAAP)	$353,065	$345,181	$317,400
Common shares outstanding	7,175,056	7,177,650	7,176,365
Book value per share	$39.49	$38.54	$35.34
Tangible book value per share (non-GAAP)	$39.28	$38.33	$35.12
Realized book value per share (non-GAAP)	$49.21	$48.09	$44.23

Tangible assets
Total assets	$3,027,194	$3,030,582	$3,121,113
Adjustments:
Intangible assets	(1,546)	(1,546)	(1,546)
Total tangible assets (non-GAAP)	$3,025,648	$3,029,036	$3,119,567
Total stockholders’ equity to assets	9.36%	9.13%	8.13%
Tangible common equity to tangible assets (non-GAAP)	9.31%	9.08%	8.08%